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                                                                   EXHIBIT 10.02

                                                                December 17,1998

Jacobus (Koos) Groot
Veermanskade #4
1621 AN HOORN
Netherlands

Dear Koos:

I am pleased to confirm the final offer of employment extended to you by our Senior Vice President Human Resources, Bob Creviston, for the position of Executive Vice President Kellogg Company and President of Asia Pacific. In this capacity, you will report directly to me.

The starting salary for this position is U.S. $350.000 per year. Your cash bonus for 1999, payable in the first quarter of 2000, will be based on a target of 60% of base pay. Actual payment is based on a formula which includes three factors; individual, area, and Company performance. The range of payment is from 0 to 150% of target, depending upon achieving goals and objectives. The minimum payment in the first year, assuming you are actively employed, will be 60% of base pay.

We have approval from the Compensation Committee of the Board of Directors to grant to you a sign-on stock option grant in the amount of 45,000 shares and an additional 35,000 options as part of our 1999 executive option plan. The strike price of both options will be determined on January 4, 1999 by averaging the high and low stock price for that day. The options vest 50% after one year and the remainder after the second year. You will be eligible for all provisions of the option program to include the accelerated option feature ("AOF"). Detailed material has been sent under separate cover.

The material that you already received provides detailed information on our benefit plans however, I thought a quick review might be helpful. The Savings and Investment Plan and the pension plan are especially outstanding. Should you decide to voluntarily invest between 1 and 13 percent of your pay, Kellogg Company will contribute to your Savings and Investment Plan account at a rate of 80% - 80 cents for each dollar you deposit up to 5% of your pay. You will be eligible to start contributing to the Savings and Investment Plan immediately; however, Company contributions will not begin until after you have completed 1 year of service. At the time of withdrawal of funds, we will consider payment of such funds in the most tax effective manner within tax and legal constraints.

The pension plan is funded by the Kellogg Company and does not require employee contribution. You begin building service credits on a monthly basis the day you begin employment. The Compensation Committee has approved your enrollment in our Key
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Mr. Jacobus (Koos) Groot
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December 17,1998

Employee Benefit Plan, which allows us to accrue on a monthly basis over the first 6 1/2 years of employment up to 13 additional years of credited service and for you to receive a lump sum payment, should you leave the Company, for all accrued benefits during the first 5 years of employment. Should you leave the Company after 5 years of employment a portion of the accrued benefit must be paid from the Qualified Retirement Plan and the remaining portion will be available for lump sum distribution. The attachment titled "Kellogg Company Comparison of Retirement Benefits" provides an estimate of the value of the plan.

Additional benefits include life insurance, hospital-surgical and major medical insurance, the dental plan, the Salary Continuation Plan in the event of personal illness, local holidays, vacations (we will immediately qualify you for 5 weeks of paid vacation). In addition to the life insurance mentioned above, you will qualify for our Executive Survivor Income Plan which provides an additional death benefit of 3 times the total of your base and bonus.

Expatriate benefits will be provided as follows:

         A Company car, equivalent to a BMW 740, including service, will be provided.

         The Company will pay for housing to include all utilities except personal telephone. We will assume your current lease, which we understand expires in June, 2000. Housing costs to be off-set by your payment of a housing norm, which is currently calculated at U.S. $41,536 per year. This calculation is tied directly to your compensation level and the ORC table that predicts the amount normally spent for housing in the U.S.

         Utilizing the ORC table and capping the salary at U.S. $250,000 we will pay a goods and services differential payment currently estimated at U.S. $79,283 per year. This amount is to be adjusted if the index increases or decreases by 5%.

         We will reimburse you for education expenses for all children through secondary level. Payment will include tuition fees, books, supplies, mandatory fees and Public or school provided transportation, not included are uniforms and elective fees.

         Home Leave: One round-trip, business class ticket for you and your dependents will be made available to a home location to be designated by you. Downgrading is available should you want to acquire additional trips.

         Language lessons will be made available as needed by your family.

         Home "office" equipment will be provided as appropriate.


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Mr. Jacobus (Koos) Groot
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December 17,1998

         Tax preparation will be provided by PricewaterhouseCoopers for the filing of your Hong Kong taxes. Tax equalization to the U.S. will not occur until such time that you relocate from Hong Kong. Should you relocate in mid tax year and be tax equalized, your net after tax income will reflect consideration for the partial year in Hong Kong.

         The Company will pay the costs associated with the storage of your goods in Hong Kong. The typical process is for the agent storing your goods to send a bill for the storage charges to Kellogg-Asia Pacific, and Kellogg-Asia Pacific would then remit the payment to the storage agent.

         If you own a home that should become vacant, and you are making every effort to lease the home, the Company will provide up to 3 months of waiving the housing norm deduction per each 12-month period that it remains vacant.

         House Refurbishing Allowance: A house refurbishing allowance of $10,000 will be paid to you for expenses incurred in refurbishing your current condo; i.e. painting, etc.

You will be eligible for a membership in the Aberdeen Marina Club. The Company will pay for the Class A Corporate Membership (transferable debenture and entrance fee), and you will be responsible for payment of the monthly subscription fee.

In the event your employment is terminated for any reason other than malfeasance, theft, or immorality, you will be provided an amount of severance pay equal to 2 years' pay. The pay shall be determined by averaging the prior 2 years' base pay and actual bonus. Any severance pay is conditional upon signing a release and waiver of all claims against Kellogg Company and its subsidiaries. In addition, we will provide one-way tickets for you and your dependents to a location of your choice and move your household goods, both at your domicile and currently in storage to that location. The tickets and moving provision will also apply should you resign your position. You will qualify for the severance portion of this paragraph until you reach age 55, after that date should severance be necessary, the Company will take into consideration all factors related to your employment. In the event of a labor dispute, the laws of the U.S. will apply.

As a matter of policy, employment is contingent upon you successfully passing a drug test which is administered at the time of a medical evaluation. You can arrange to have the medical evaluation and drug test done at location of your choice or both can be accomplished during your next visit to Battle Creek.


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Mr. Jacobus (Koos) Groot
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December 17, 1998

Arny and I are very excited about the potential of having you join the Kellogg organization. I hope you will give serious consideration to our offer. I look forward to hearing from you soon.

                                             Sincerely,


                                             /s/ Carlos M. Gutierrez
                                             Carlos M. Gutierrez

/pj

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